AMENDMENT TO SUBADVISORY AGREEMENT
JENNISON ASSOCIATES LLC
     AMENDMENT made as of this 17th day of October, 2005 to the Subadvisory Agreement dated November 1, 2001 (the “Agreement”), between John Hancock Investment Management Services, LLC, (formerly, Manufacturers Securities Services, LLC)., a Delaware limited liability company (the “Adviser”), and Jennison Associates LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. APPENDIX A
     Appendix A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Appendix A.
2. CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS
     The Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:
1.	other subadvisers to a Portfolio

2.	other subadvisers to a Trust portfolio

3.	other subadvisers to a portfolio under common control with the Portfolio
3. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS
     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information, provided that such restriction shall not apply to any disclosure by the Subadviser to its affiliates or to any disclosure required by regulatory authorities, applicable law or the rules of any securities exchange which may be applicable or by legal process (including a subpoena) or if such disclosure is to the Subadviser’s counsel, auditors, agents or consultants who agree to keep such information confidential.
     Each party further agrees to treat as confidential any records or information (together “Information”) obtained from the other pursuant to this Agreement and not to disclose any part of the Information to a third party or use the Information other than for purposes of carrying out the terms of this Agreement; provided, however, that such restrictions shall not apply to any disclosure of Information by either party to its affiliates or to any disclosure required by regulatory authorities, applicable law or the rules of any securities exchange which may be applicable or by legal process (including a subpoena) or if such disclosure is to either party’s counsel, auditors, agents or consultants who agree to keep such information confidential. Each party shall inform all of its agents of the confidentiality provisions of this Agreement.

4. EFFECTIVE DATE
     This Amendment shall become effective on the later to occur of: (i) approval of this amendment by the Trustees of the John Hancock Trust and (ii) the date of its execution.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	John Hancock Life Insurance Company (U.S.A.), Managing Member

By:	/s/John D. DesPrez III

John D. DesPrez III
Chairman

JENNISON ASSOCIATES LLC

By:	/s/Mehdi Mahmud

Name: Medhi Mahmud
Title: EVP

APPENDIX A
     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Excess Over
	$300 million	$300 million
	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*
Capital Appreciation Trust

*	The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund, in each case based on market values as reported by the Trust’s custodian.

Trust Portfolio(s)		Other Portfolio(s)
Capital Appreciation Trust	—	Capital Appreciation Fund, a series of John Hancock Funds II
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions (as determined by percentage rate breakpoints) of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the

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date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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